Exhibit 99.1
NEWS RELEASE

Media Contact: Michele Long Phone (610) 251-1000 mmlong@triumphgroup.com	Investor Relations Contact: Mike Pici Phone (610) 251-1000 mpici@triumphgroup.com

TRIUMPH GROUP COMPLETES REFINANCING TRANSACTIONS

•	Issuance of $525 million of 6.250% Senior Secured Notes due 2024

•	Amendment and Extension of Credit Facility

•	Redemption of $375 million of 4.875% Senior Notes due 2021

BERWYN, Pa.---September 9, 2019 -- Triumph Group, Inc. (“Triumph”) (NYSE:TGI) today announced the closing of its previously announced offering of $525.0 million in aggregate principal amount of senior secured notes due 2024 (the “Notes”), the amendment and extension of its credit facility, and the prepayment and discharge of its 4.875% Senior Notes due 2021 (the “2021 Notes”), which have been called for redemption.
The Company used $385.3 million of the net proceeds of the offering to prepay the redemption of its 2021 Notes, and the remainder of the net proceeds to repay amounts outstanding under its credit facility and pay fees and expenses.
The Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.
Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerospace and defense systems, components and structures. The company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators.
Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2019, and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019.
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